BOARD OF ADVISORS AGREEMENT

THIS AGREEMENT, dated this ~~23rd~~ 15th day of ~~January~~ February (DTH) 2007, is among ORGANETIX, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Company"); and AMBASSADOR THOMAS GRAHAM, JR., a resident of the United States (hereinafter referred to as "Amb. Graham");

WHEREAS, Amb. Graham desires to serve as the initial member of the Company's Board of Advisors; and

WHEREAS, the Company desires to have Graham serve on the Company's Board of Advisors for 2 years or until further notice whichever occurs first

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. ***Duties and Involvement.***

The Company hereby engages Amb. Graham to serve as Chairman of the Company's Board of Advisors and engage in any and all duties related to such an appointment.

2. ***Term.***

This Agreement shall be effective on ~~January 16~~ FEBRUARY 15, 2007 (DTH) (the "Effective date") and shall continue until the earlier of ~~January 16~~ FEBRUARY 15, 2009 (DTH) or the date that Ambassador Graham's service on the Board of Advisors is otherwise ended (the "Expiration Date").This Agreement may only be terminated by mutual written consents of the parties hereto.

3. ***Compensation and Payment of Expenses.***

On the Effective Date of this Agreement, as sole compensation to Amb. Graham, the Company agrees to pay Amb. Graham 2,000,000 shares of Company common stock, $.0001 par value per share (the "Stock"). The shares of Stock shall be issued within 10 business days of the Effective Date and valued at the closing price of the Company's common stock, as traded on the OTCBB® as of the Effective Date of this Agreement. Such Stock shall be delivered to Amb. Graham upon issuance. In addition to the Stock, the Company shall reimburse Amb. Graham for expenses incurred by Amb. Graham providing the expenses incurred by Amb. Graham are approved by the Company in writing.

4. ***Services Not Exclusive.***

Amb. Graham shall devote such of his time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Amb. Graham is engaged in other business activities, and that it will continue such activities during the term of this

DTH 2-16-07

Agreement. Amb. Graham shall not be restricted from engaging in other business activities during the term of this Agreement so long as they do not conflict with Amb. Graham's obligations under this Agreement or are in violation of any state or federal laws, including the federal securities laws.

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2-15-07

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

AMBASSADOR THOMAS GRAHAM, JR.:

Thomas Graham Jr

Ambassador Thomas Graham, Jr.

COMPANY:

ORGANETIX, INC.

By: Dr. David F. Hostelley
Dr. David F. Hostelley
President

DFH
2-15-07